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                                  Diamond Hill
                                  ------------
                                  Investments


FOR IMMEDIATE RELEASE:
                                             Investor Contact:
                                             James F. Laird
                                             Chief Financial Officer
                                             614-255-3353
                                             E-mail: (jlaird@diamond-hill.com)

                     DIAMOND HILL INVESTMENT GROUP, INC.
                   REPORTS RESULTS FOR SECOND QUARTER 2006


     Columbus, Ohio -- August 7, 2006, -- Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today reported unaudited results for the quarter ended June 30, 2006. Assets under management increased by 237% to $2.733 billion compared to $811 million at the end of the second quarter of 2005 while investment management revenue of $5.3 million for the quarter increased by 286% compared to 2005. Revenue included $900 thousand in performance incentive fees compared to $93 thousand in the second quarter of 2005. Both assets undermanagement and investment management revenue continue to be driven higher by strong investment returns in client portfolios. Net income for the quarter was $1.37 million or $0.62 per diluted share compared to net income of $515 thousand or $0.26 per diluted share in 2005. The company's 2005 second quarter results do not reflect any provision for incentive compensation or income taxes because neither was considered probable at that point in time; however, provisions for both are included in 2006.

	Ric Dillon, president and chief investment officer stated, "Our primary business objective is to produce excellent investment returns for our clients. I am pleased that we have continued to deliver strong results. Our efforts to market our funds and managed portfolios resulted in over $1.1 billion in new client investments in the first half of 2006 compared to $235 million in 2005, an increase of 368%."

Three months ended June 30	 Q2 2006	 Q2 2005	Change
Investment management revenue	$5,334,109     	$1,382,712	 286%
  Net operating income		$1,450,240	$  497,638	 191%
  Net operating income margin      27%             36%
Mutual fund administration, net	$  355,547	$  (43,570)	  n.m.
Investment return		$  364,982	$   61,134	 469%
  Pre-tax income		$2,170,769	$  515,202	 322%
  Pre-tax income margin            41%             37%
Net income			$1,368,168	$  515,202	 166%
Earnings per share - diluted	$  0.62		$  0.26		 138%
  Assets under management	$2.733 billion	$811 million	 237%


Six months ended June 30	 YTD 2006	 YTD 2005	Change
Investment management revenue	$10,237,963    	$2,596,377	 294%
  Net operating income		$ 2,676,204	$  862,787	 210%
  Net operating income margin       26%             33%
Mutual fund administration, net	$   623,838	$ (117,702)	  n.m.
Investment return		$   790,100	$  166,751	 374%
  Pre-tax income		$ 4,090,142	$  911,836	 349%
  Pre-tax income margin             40%             35%
Net income			$ 2,620,780	$  911,836	 187%
Earnings per share - diluted	$  1.20		$  0.47		 155%


About Diamond Hill:

     Diamond Hill provides investment management services to institutions and financial intermediaries seeking to preserve and build wealth. The firm currently manages mutual funds, seperate accounts and private investment funds. For more information on Diamond Hill, visit www.diamond-hill.com.


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         325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363